Exhibit 2.1

AGREEMENT FOR THE SALE AND PURCHASE OF THE
SHARE CAPITAL OF JANE’S INFORMATION GROUP
(HOLDINGS) LIMITED
(CONFORMED COPY)

DATED 12 JUNE 2007

WOODBRIDGE INTERNATIONAL HOLDINGS S.A.

AND

THE WOODBRIDGE COMPANY LIMITED

AND

INFORMATION HANDLING SERVICES INC.

AND

IHS INC.

ALLEN & OVERY

Allen & Overy LLP

11794-00030 CO:5287407.10

CONTENTS

		Page No.
Clause

1.	Interpretation	2
2.	Sale and Purchase of the Shares	2
3.	Completion	3
4.	Locked Box	3
5.	Escrow Account	4
6.	Post-Completion Covenants	4
7.	Loans and Guarantees	5
8.	Seller’s and Seller’s Guarantor’s Warranties	6
9.	Purchaser’s and Purchaser’s Guarantor’s Warranties	6
10.	The New Shares	7
11.	Pensions	9
12.	Announcements and Confidentiality	9
13.	Guarantee by Purchaser’s Guarantor	10
14.	Guarantee by Seller’s Guarantor	11
15.	Notices	12
16.	Assignments	13
17.	Payments	14
18.	General	15
19.	Whole Agreement	16
20.	Governing Law and Jurisdiction	16
21.	Language	17

Schedule

1.	The Company
2.	The Subsidiaries
3.	Properties
4.	Seller’s and Seller’s Guarantor’s Warranties
	Part 1 Seller’s Guarantor’s Warranties
	Part 2 Seller’s Warranties
5.	Warranty Claims
6.	Pensions
	Part 1 UK
	Part 2 US
7.	Completion
	Part 1 Seller’s obligations
	Part 2 Purchaser’s obligations
8.	Interpretation

Signatories		18

THIS AGREEMENT is made on 12 June, 2007

BETWEEN:

(1)           WOODBRIDGE INTERNATIONAL HOLDINGS S.A. (R.C. Luxembourg No. 66196) whose registered office is at 3 Boulevard Royal, L-2449 Luxembourg, Luxembourg (the Seller);

(2)           THE WOODBRIDGE COMPANY LIMITED whose registered office is at 65 Queen Street, W Ste 2400, Toronto M5H 2M8, Canada (the Seller’s Guarantor);

(3)           INFORMATION HANDLING SERVICES INC. a company incorporated in Delaware whose principal executive offices are at 15 Inverness Way East, Englewood, CO 80112, USA  (the Purchaser); and

(4)           IHS INC. a company incorporated in Delaware whose principal executive offices are at 15 Inverness Way East, Englewood, CO 80112, USA (the Purchaser’s Guarantor).

BACKGROUND:

(A)          The Seller is legally and beneficially entitled to all the issued share capital of Jane’s Information Group (Holdings) Limited, details of which are set out in Schedule 1 (the Company).

(B)           The Seller wishes to sell and the Purchaser wishes to purchase all the issued share capital of the Company on the terms set out in this agreement.

(C)           The Purchaser’s Guarantor is willing to guarantee the obligations of the Purchaser under this agreement and the Seller’s Guarantor is willing to guarantee the obligations of the Seller under this agreement.

IT IS AGREED as follows:

1.             INTERPRETATION

1.1           In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 8 apply throughout this agreement, unless the contrary intention appears.

1.2           In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement.  The schedules form part of this agreement.

1.3           The headings in this agreement do not affect its interpretation.

2.             SALE AND PURCHASE OF THE SHARES

2.1           The Seller shall sell and the Purchaser shall purchase the Shares.

2.2           The Shares shall be sold with full title guarantee and together with all rights attaching to them.

2.3           The consideration for the sale of the Shares shall be satisfied in full:

(a)           £47,030,091 to be satisfied by the issue of 2,256,573 New Shares to the Seller by the Purchaser’s Guarantor; and

(b)           by the payment to the Seller of the sum of £18,738.

2.4           The consideration for the assignment of the Loan Amount and the UK Loan Amount Interest shall be satisfied by the issue of 2,142,427 New Shares to the Seller by the Purchaser’s Guarantor.

2.5           The New Shares shall be credited as fully paid and ranking pari passu in all respects with the issued Class A Common Stock.

2.6           The Aggregate Price is payable in full on Completion and not subject to any post Completion adjustment (save for any adjustment pursuant to any payment relating to a Warranty Claim or covenant as set out in this agreement and the Tax Deed).

3.             COMPLETION

3.1           Completion shall take place at the offices of the Seller’s Solicitors immediately after the signature of this agreement.

3.2           At Completion:

(a)           the Seller shall observe and perform the provisions of Part 1 of Schedule 7; and

(b)           the Purchaser shall observe and perform the provisions of Part 2 of Schedule 7.

3.3           The Purchaser shall not be entitled in any circumstances to rescind or terminate this agreement after Completion.

4.             LOCKED BOX

4.1           The Seller undertakes to the Purchaser that since the Reference Balance Sheet Date no Group Company:

(a)           has made any payment to, or for the benefit of, any member of the Seller’s Group or any director of any member of the Seller’s Group excluding any payment under an employee contract or service contract entered into prior to the Reference Balance Sheet Date and on the terms prevailing at that date, details of which are in the Data Room;

(b)           has suffered or incurred any debt, liability (whether actual, contingent or prospective) or obligation to, or for the benefit of, any member of the Seller’s Group or any director of any member of the Seller’s Group excluding any debt, liability or obligation under an employment contract or service contract entered into prior to the Reference Balance Sheet Date and on the terms prevailing at that date, details of which are in the Data Room;

(c)           has given, or become bound by, or made any payment pursuant to, any security, guarantee, indemnity, counter-indemnity or surety of any nature whatsoever in respect of any debt, liability or obligation of any member of the Seller’s Group, any director of any member of the Seller’s Group excluding any debt, liability or obligation under an employment contract or service contract entered into prior to the Reference Balance Sheet Date and on the terms prevailing at that date;

(d)           has acquired or purchased from or sold, transferred or otherwise disposed of or lent or gifted to any member of the Seller’s Group or any director of any member of the Seller’s Group any money, asset (whether tangible or intangible) or any other right, title or interest therein;

(e)           has made, paid or declared any dividend of any nature or other distribution of any kind or paid any interest or principal (on any debt or loan) to any member of the Seller’s Group (other than another Group Company);

(f)            has created, allotted or issued any share or loan capital or purchased or redeemed any of its share or loan capital (other than to or from another Group Company); or

(g)           has materially varied the payment practices relating to trade creditors or accelerated the collection of trade debts; or

(h)           has forgiven or waived any amounts owed to a Group Company by any members of the Seller’s Group; or

(i)            has paid or incurred any costs or expenses relating to the sale of the Shares (to any person) or to any other transaction contemplated by this agreement (except in relation to the LTIP); or

(j)            has amended the terms of any of its borrowing or indebtedness in the nature of borrowing owed by it to any member of the Seller’s Group; or

(k)           has incurred any borrowing or indebtedness in the nature of borrowing; or

(l)            has agreed or further undertaken or conditionally agreed or undertaken to do any of the foregoing.

4.2           The Purchaser shall not be entitled to bring any claim under this clause 4 in respect of a matter, fact or circumstance which is fairly disclosed in the Disclosure Letter with reference to this clause 4.

5.             ESCROW ACCOUNT

5.1           The Seller confirms that the Company, JIGL and the LTIP Signatories have executed the Escrow Agreement to establish the Escrow Account.

5.2           The Escrow Account shall be operated, and the Escrow Sum (or any part of it) shall be applied, in accordance with the Escrow Agreement to meet the Company’s liabilities to the LTIP Participants under the LTIP.

6.             POST-COMPLETION COVENANTS

6.1           With effect from Completion, the Purchaser shall procure that no Group Company, except with respect to the Service Agreements, represents that the Seller or any other member of the Seller’s Group or any member of the Thomson Group retains any connection with the Group Companies.

6.2           The Seller’s Guarantor covenants with the Purchaser that it shall not and shall procure that no member of the Seller’s Group which is Controlled by the Seller’s Guarantor, shall, whether directly or through a recruitment agency or otherwise:

(a)           for a period of one year after Completion induce or attempt to induce any person (other than a person employed in a senior capacity) who is at Completion an employee of a Group Company to leave the employment of that Group Company;

(b)           for a period of one year after Completion (i) induce or attempt to induce any person who at Completion is employed by a Group Company in a senior capacity to leave the employment of that Group Company or (ii) employ or engage any such person;

(c)           for a period of one year after Completion disclose or divulge (except as required by law, any court of competent jurisdiction, or any competent regulatory body) to any third party any information of a secret or confidential nature relating exclusively to the business or affairs of any Group Company, except to the extent the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by any member of the Seller’s Group; or

(d)           for a period of three years after Completion, save in respect of the Purchaser’s Guarantor be concerned in any business carrying on business in which is competitive or likely to be competitive with any of the businesses carried on by a Group Company at Completion.

6.3           The restrictions in subclauses 6.2(a) shall not prevent any member of the Seller’s Group from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website provided such advertisement is not directed specifically at employees of Group Companies, or from negotiating with any person who replies to any such advertisement or who initiates (other than following a breach of subclauses 6.2(a) by a member of the Seller’s Group) any contact with any member of the Seller’s Group, whether directly or through a recruitment agency or otherwise.

6.4           The restrictions in subclause 6.2(c) shall not prevent any member of the Seller’s Group from disclosing such information to any professional adviser(s) which such member has engaged for itself, or to another member of the Seller’s Group.

6.5           Each of the restrictions in each paragraph or subclause of this clause 6 shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

6.6           If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

7.             LOANS AND GUARANTEES

7.1           The Seller’s Guarantor shall procure that on Completion all indebtedness, owing immediately before Completion from any member of the Seller’s Group to any Group Company (other than amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm’s length terms) is or has been satisfied in full, together with all interest accruing on it up to (but excluding) Completion, in immediately available funds in the relevant currency.

7.2           The Purchaser shall procure that on Completion all indebtedness owing immediately before Completion from any Group Company to any member of either the Seller’s Group or the Thomson Group (other than amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm’s length terms or as may remain payable pursuant to the Service Agreements), excluding the Loan Amount and the Preference Shares, is satisfied in full together with all interest accruing on it up to (but excluding) Completion.  Such indebtedness shall be repaid in full in immediately available funds in the relevant currency by telegraphic transfer to the account of the relevant entity notified in writing in advance.

7.3           The Purchaser shall, subject to subclause 7.4, procure that as from Completion each member of both the Seller’s Group or the Thomson Group is released from all guarantees and indemnities (other than under this agreement or the Tax Deed) which have been given by that member in respect of any liability or obligation of any Group Company,  of which particulars are set out in the Disclosure Letter, and pending such release the Purchaser shall indemnify that member against all Losses under those guarantees and indemnities.

7.4           The Lease Guarantee shall continue in full force and effect and the execution of this agreement shall not be deemed to have waived, modified, changed, released or limited in any manner whatsoever any liability under the Lease Guarantee.  With effect from Completion, the Purchaser shall offer the Purchaser’s Guarantor as a substitute guarantor on no less favourable terms than as provided by The Thomson Corporation PLC pursuant to the Lease Guarantee and shall use its commercially reasonable endeavours to procure the release of The Thomson Corporation PLC from the Lease Guarantee and pending such release (and during the term of the Lease Guarantee) the Purchaser shall indemnify The Thomson Corporation PLC against all Losses under the Lease Guarantee.

7.5           The Seller’s Guarantor shall procure that as from Completion each Group Company is released from all guarantees and indemnities (other than under this agreement or the Tax Deed) which have been given by that company in respect of any liability or obligation of any member of the Seller’s Group or the Thomson Group, and pending such release the Seller’s Guarantor shall indemnify that member against all Losses under those guarantees and indemnities.

7.6           Subclause 7.3 (and subclause 7.4 in the case of The Thomson Corporation PLC) may be enforced by each relevant member of either Seller’s Group or the Thomson Group against the Purchaser under the Contracts (Rights of Third Parties) Act 1999.  The provisions of subclause 7.3 (and subclause 7.4 in the case of the Thomson Corporation PLC) may be varied by agreement between the Seller and the Purchaser (and the Seller may also release or compromise in whole or in part any liability in respect of rights or claims relating to any member of the Seller’s Group or the Thomson Group contemplated by subclause 7.3) without the consent of any other member of the Seller’s Group or the Thomson Group.

7.7           Subclause 7.5 may be enforced by each relevant Group Company against the Seller’s Guarantor under the Contracts (Rights of Third Parties) Act 1999.  The provisions of subclause 7.5 may be varied by agreement between the Seller and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims relating to any Group Company contemplated by subclause 7.5) without the consent of any Group Company.

8.             SELLER’S AND SELLER’S GUARANTOR’S WARRANTIES

8.1           The Seller’s Guarantor warrants to the Purchaser that each of the statements set out in Part 1 of Schedule 4 is true and accurate in all respects.

8.2           The Seller warrants to the Purchaser that, except as fairly disclosed to the Purchaser in the Disclosure Letter or the Data Room, each of the statements (the Warranties) set out in Part 2 of Schedule 4 and paragraph 1 of Part 1 and paragraph 2 of Part 2 of Schedule 6 is true and accurate in all respects.

8.3           The Warranties and any Warranty Claim shall be subject to the limitations and other provisions set out in Schedule 5.

9.             PURCHASER’S AND PURCHASER’S GUARANTOR’S WARRANTIES

Each of the Purchaser and the Purchaser’s Guarantor warrants to the Seller that:

(a)           it has the power to execute and deliver this agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)           this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser and the Purchaser’s Guarantor, as the case may be, in accordance with its terms;

(c)           the execution and delivery by the Purchaser or the Purchaser’s Guarantor, as the case may be, of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser or the Purchaser’s Guarantor, as the case may be, under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)            any agreement or instrument to which the Purchaser or the Purchaser’s Guarantor is a party; or

(ii)           the constitutional documents of the Purchaser or the Purchaser’s Guarantor; or

(iii)          any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser or the Purchaser’s Guarantor is bound;

(d)           all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser or the Purchaser’s Guarantor, as the case may be to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with; and

(e)           the Purchaser has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this agreement, and each of the other Transaction Documents to which it is or will be a party.

10.          THE NEW SHARES

10.1         The Seller warrants to the Purchaser that each of the following statements is true and accurate in all respects:

(a)           the New Shares to be acquired by the Seller pursuant to this agreement are being acquired for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such New Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction.  The Seller understands and agrees that such New Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; and that the New Shares cannot be sold, transferred or otherwise disposed of except in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect.  The Seller agrees to imprinting of a legend on certificates representing all of its New Shares to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION.  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE ON AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL,

SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED;

(b)           the Seller understands that the New Shares will not be registered at the time of their issuance under the Securities Act for the reason that the issue of the New Shares provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Guarantor on such exemption is predicated in part on the Seller’s representations set forth herein;

(c)           the Seller is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect; and

(d)           immediately prior to the transactions contemplated hereby, the Seller and any persons that, directly or indirectly through one or more intermediaries, Control, are Controlled by or are under common Control with the Seller, collectively owned less than 446,000 shares of Class A Common Stock.

10.2         The Purchaser warrants to the Seller that each of the following statements is true and accurate in all respects:

(a)           the New Shares to be issued to the Seller on Completion pursuant to this agreement, when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any liens or encumbrances, preemptive rights or rights of first refusal (except for the lock-up agreement pursuant to clause 10.3). Subject to the accuracy of the Seller’s warranties in clause 10.1 of this agreement the New Shares, when issued and delivered, will be issued and delivered in compliance with all applicable securities laws and governmental regulations; and

(b)           the Purchaser’s Guarantor shall take all action reasonably necessary to cause the New Shares to be approved for listing on the New York Stock Exchange as soon as practicable following Completion.

10.3         From the date of Completion until the date that is three (3) years following the date of Completion, the Seller shall not, directly or indirectly, without the prior written consent of the Purchaser’s Guarantor, offer, sell, contract to sell, transfer, pledge, grant any option to purchase, make any short sale or otherwise dispose of (each such transaction, a Transfer), any of the New Shares, or any options or warrants to purchase any of the New Shares.  However, nothing in this clause 10.3 shall prevent or restrict (a) the Seller from Transferring New Shares in connection with a sale of the Purchaser’s Guarantor approved by the board of directors of the Purchaser’s Guarantor (whether by merger, consolidation, tender offer, exchange offer, sale of shares of capital stock, other business combination transaction, sale of all or substantially all of the assets or otherwise) or (b) the Seller from Transferring New Shares to any person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Seller provided, however, that it shall be a condition to such Transfer that the transferee execute an agreement stating that the transferee is receiving and holding such New Shares subject to the lock-up provisions in this clause 10.3 and that there shall be no further Transfer of such New Shares except in accordance with the lock-up provisions of this clause 10.3.  The foregoing restrictions are expressly agreed to preclude the Seller from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any shares of common stock of the Purchaser’s Guarantor even if such shares would be disposed of by someone other than the Seller.  Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the New Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such New Shares.In the event following the three year lock-up period referred to above, the New Shares owned by the Seller are not saleable without registration pursuant to the exemptions provided by rule 144 under the Securities Act, then, at the Seller’s request, the Purchaser’s Guarantor will use commercially reasonable efforts to register the New Shares for resale pursuant to a “shelf” Registration Statement on Form S-3 (or any other available form) in accordance with Rule 415 promulgated under the Securities Act.

11.          PENSIONS

11.1         On and after Completion, the Seller and the Purchaser shall each observe and perform those provisions of Schedule 6 as are expressed to be observed and performed by it.

12.          ANNOUNCEMENTS AND CONFIDENTIALITY

12.1         The Purchaser shall procure that no member of the Purchaser’s Group for the time being, and no adviser or other person connected with any such member, shall make any announcement, other than the Announcement, concerning the sale or purchase of the Shares or any related or ancillary matter before, on or after Completion.  The Purchaser shall also procure that none of the Group Companies and no adviser or other person connected with any such company shall make any announcement concerning the sale or purchase of the Shares or any related or ancillary matter on or after Completion.  The Seller shall procure that no member of the Seller’s Group for the time being, and no adviser or other person connected with any such member, shall make any announcement, other than the Announcement, concerning the sale or purchase of the Shares or any related or ancillary matter before, on or after Completion.

12.2         The Purchaser:

(a)           shall, and shall procure that each other member of the Purchaser’s Group for the time being shall, keep confidential all information provided to any member of the Purchaser’s Group by or on behalf of the Seller’s Group or otherwise obtained by any member of the Purchaser’s Group in connection with this agreement which relates to the Seller or any other member of the Seller’s Group; and

(b)           shall procure that, if after Completion any Group Company holds confidential information relating to the Seller’s Group, that Group Company shall after Completion keep that information confidential and shall return that information to the Seller or destroy it, in either case without retaining copies.

12.3         The Seller and/or the Seller’s Guarantor:

(a)           shall, and shall procure that each member of the Seller’s Group for the time being shall, keep confidential all information provided to any member of the Seller’s Group by or on behalf of the Purchaser or otherwise obtained by it in connection with this agreement which relates to any member of the Purchaser’s Group; and

(b)           shall, and shall procure that each member of the Seller’s Group for the time being shall, after Completion keep confidential all information of a confidential nature relating to the business or affairs of a Group Company.

12.4         Nothing in this clause 12 prevents any announcement being made or any confidential information being disclosed (or being retained and not returned or destroyed):

(a)           where such announcement contains information which is consistent with the information set out in the Announcement, or where such announcement contains the confidential information set out in the Announcement; or

(b)           with the written approval of the other parties; or

(c)           to the extent required by law, any court of competent jurisdiction or any competent regulatory body (including the Securities Exchange Commission and the New York Stock Exchange), but if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and, where practicable and lawful to do so, shall co-operate with the other parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.

12.5         Nothing in this clause prevents any confidential information being disclosed (or, where applicable, being retained and not returned or destroyed):

(a)           by any member of the Purchaser’s Group for the time being or, on or after Completion, by any Group Company to the extent that the information is in or comes into the public domain otherwise than as a result of a breach of any undertaking or duty of confidentiality by any member of the Purchaser’s Group or, on or after Completion, by any Group Company; or

(b)           by any member of the Seller’s Group for the time being to the extent that the information is in or comes into the public domain otherwise than as a result of a breach of any undertaking or duty of confidentiality by any member of the Seller’s Group for the time being; or

(c)           by any member of the Purchaser’s Group for the time being or, on or after Completion, by any Group Company to its professional advisers, auditors or bankers but, before any disclosure to any such person, the Purchaser shall procure that such person is made aware of the terms of this clause and shall use its best endeavours to procure that such person adheres to those terms as if such person were bound by the relevant provisions of this clause; or

(d)           by any member of the Seller’s Group for the time being to its professional advisers, auditors or bankers but, before any disclosure to any such person, the Seller shall procure such person is made aware of the terms of this clause and shall use its best endeavours to procure that such person adheres to those terms as if such person were bound by the relevant provisions of this clause; or

(e)           to a member of the Purchaser’s Group (in the case of the Purchaser); or

(f)            to enable the relevant party to enforce its rights under this agreement.

13.          GUARANTEE BY PURCHASER’S GUARANTOR

13.1         The Purchaser’s Guarantor, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Seller, the payment and performance by the Purchaser, when due, of all amounts and obligations under this agreement and the other Transaction Documents.  This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

13.2         The Purchaser’s Guarantor’s obligations under this clause:

(a)           constitute direct, primary and unconditional obligations to pay on demand by the Seller or the Seller’s Guarantor any sum which the Purchaser is liable to pay under this agreement or any other Transaction Document and to perform on demand any obligation of the Purchaser under this agreement or any other Transaction Document without requiring the Seller or the Seller’s Guarantor first to take any steps against the Purchaser or any other person; and

(b)           shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(i)            any time or indulgence granted to, or composition with, the Purchaser or any other person; or

(ii)           any amendment of this agreement; or

(iii)          the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Purchaser or any other person; or

(iv)          any legal limitation, disability or other circumstance relating to the Purchaser or any unenforceability or invalidity of any obligation of the Purchaser under this agreement or any other Transaction Document.

14.          GUARANTEE BY SELLER’S GUARANTOR

14.1         The Seller’s Guarantor, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Purchaser and the Purchaser’s Guarantor, the payment and performance by the Seller, when due, of all amounts and obligations under this agreement and the other Transaction Documents (other than the Service Agreements).  This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

14.2         The Seller’s Guarantor’s obligations under this clause:

(a)           constitute direct, primary and unconditional obligations to pay on demand by the Purchaser or the Purchaser’s Guarantor any sum which the Seller is liable to pay under this agreement or any other Transaction Document (other than the Service Agreements) and to perform on demand any obligation of the Seller under this agreement or any other Transaction Document (other than the Service Agreements) without requiring the Purchaser or the Purchaser’s Guarantor first to take any steps against the Seller or any other person; and

(b)           shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(i)            any time or indulgence granted to, or composition with, the Seller or any other person; or

(ii)           any amendment of this agreement; or

(iii)          the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Seller or any other person; or

(iv)          any legal limitation, disability or other circumstance relating to the Purchaser or any unenforceability or invalidity of any obligation of the Purchaser under this agreement or any other Transaction Document (other than the Service Agreements).

15.          NOTICES

15.1         Any notice or other communication to be given under this agreement or the Tax Deed must be in writing (which includes fax, but not any other form of Electronic Communication) and must be delivered or sent by post or fax to the party to whom it is to be given as follows:

(a)           to the Seller at:

3 Boulevard Royal
Luxembourg L-2449

Fax:  352 46 7449

marked for the attention of Gregor D Dalrymple,

(b)           to the Seller’s Guarantor at:

65 Queen Street W
Suite 2400
Toronto, ON
Canada M5H2M8

Fax:   416 365 9293

marked for the attention of Gregory J Dart,

(c)           to the Purchaser and/or the Purchaser’s Guarantor at:

IHS Inc.

15 Inverness Way Est

Englewood, CO 80112

Fax:  303 754 4025

marked for the attention of the CEO,

Copied to:

IHS Group Services Inc.

1350 Avenue of the Americas

Suite 840

New York, NY 10019

Fax: 212 850 8540

marked for the attention of General Counsel,

or at any such other address or fax number of which it shall have given notice for this purpose to the other parties under this clause.  Any notice or other communication sent by post shall be sent by prepaid first class post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

15.2         Any notice or other communication shall be deemed to have been given:

(a)           if delivered, on the date of delivery; or

(b)           if sent by post, on the second Business Day after it was put into the post; or

(c)           if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

15.3         In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid first class post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

15.4         This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

16.          ASSIGNMENTS

16.1         The Purchaser may, upon giving a notice to the Seller, assign the benefit of this agreement and the Tax Deed to any other member of the Purchaser’s Group of which the Purchaser has Control for the time being and if it does so:

(a)           the assignee may enforce the obligations on the part of the Seller and the Seller’s Guarantor under this agreement (including the Warranties) and under the Tax Deed as if it had been named in this agreement and in the Tax Deed as the Purchaser;

(b)           as between the Seller, the Seller’s Guarantor and the Purchaser and the Purchaser’s Guarantor, the Seller and the Seller’s Guarantor may nevertheless enforce this agreement and the Tax Deed against the Purchaser and the Purchaser’s Guarantor as if the assignment had not occurred;

(c)           the assignment shall be without cost to the Seller and shall not in any way operate so as to increase the liability or reduce the rights of any of the parties under this agreement or the Tax Deed; and

(d)           prior to the assignee ceasing to be controlled by the Purchaser for the time being, the Purchaser shall procure that the benefit of this agreement and the Tax Deed is re-assigned to the Purchaser or assigned to another member of the Purchaser’s Group for the time being.

16.2         Except as permitted by this clause, none of the rights or obligations under this agreement or the Tax Deed may be assigned or transferred without the prior written consent of all the parties and any such purported assignment or transfer shall be void.

17.          PAYMENTS

17.1         Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), any payment to be made under this agreement or the Tax Deed shall be made in pounds sterling in immediately available funds by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date.  The relevant account for a given payment is:

(a)           if that payment is to the Seller, the account at:

bank:	BNP Paribas Luxembourg S.A.
10a Bd Royal
L-2093 Luxembourg

IBAN:	LU96 0220 0210
SWIFT:	BNPALULL
account number:	021017,

or such other account as the Seller shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment;

(b)           if that payment is to the Purchaser, the account of the Purchaser that it shall, not less than three Business Days before the date that payment is due, have specified in writing to the Seller for the purpose of that payment;

(c)           if that payment is to the Escrow Account, the account at:

bank:	The Royal Bank of Scotland PLC
Corporate Banking Centre
2 ½ Devonshire Square
London

sort code:	16-04-000
account number:	31273287
account name:	LTIP Account,

or such other account as the Seller shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment.

17.2         If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 2% above the base rate from time to time of The Royal Bank of Scotland plc, which interest shall accrue from day to day and be compounded monthly.

17.3         If the Purchaser or the Purchaser’s Guarantor is required by law to make a deduction or withholding in respect of any sum payable under this agreement (other than a payment of interest), the Purchaser or the Purchaser’s Guarantor shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Seller of such additional amount as shall be required to ensure that the net amount received by the Seller will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

17.4         If the Seller or the Seller’s Guarantor is required by law to make a deduction or withholding in respect of any sum payable under this agreement, the Seller or the Seller’s Guarantor shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Purchaser of such additional amount as shall be required to ensure that the net amount received by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

18.          GENERAL

18.1         Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

18.2         Time is not of the essence in relation to any obligation under this agreement unless:

(a)           time is expressly stated to be of the essence in relation to that obligation; or

(b)           one party fails to perform an obligation by the time specified in this agreement and the other party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

18.3         Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.  The Company shall not pay, and has not entered into any agreement to pay, any cost and expenses incurred by the Seller or the Seller’s Guarantor in connection with entering into any completion of this agreement.

18.4         This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.  Facsimile signatures shall be valid and binding to the same extent as original signatures.

18.5         The rights of each party under this agreement:

(a)           may be exercised as often as necessary;

(b)           except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)           may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

18.6         Except as set out in clause 18.7 and other than in respect of any member of the Thomson Group, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

18.7         Notwithstanding clause 18.6:

(a)           any employee of a Group Company shall be entitled to enforce the obligations of the Purchaser pursuant to clause 11;

(b)           any LTIP Participant shall be entitled to enforce clauses 3 and 5;

(c)           any Group Company shall be entitled to enforce the obligations of the Seller pursuant to clause 11;

(d)           any Group Company or its directors, officers, or employees shall be entitled to enforce the provisions of paragraph 1.2 of Schedule 5; and

(e)           the relevant Group Company shall be entitled to enforce the indemnities in paragraphs 2.1 and 2.2 of Schedule 6.

provided that notwithstanding that any term of this agreement may be or become enforceable by a third party, the terms of this agreement or any of them may be varied, amended or modified by agreement in writing between the parties.

19.          WHOLE AGREEMENT

19.1         This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions.  Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

19.2         Each party acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those repeated in the Transaction Documents) made by or on behalf of any other party before the entering into of this agreement.  Each party waives all rights and remedies which, but for this subclause 19.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

19.3         Nothing in this clause limits or excludes any liability for fraud.

20.          GOVERNING LAW AND JURISDICTION

20.1         This agreement is governed by English law.

20.2         The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement and the parties submit to the exclusive jurisdiction of the English courts.

20.3         Each of the Purchaser and the Purchaser’s Guarantor irrevocably appoints Technical Indexes Limited of 1st Floor Bucklesbury House, 83 Cannon Street, London EC4N 8PE as its agent in England for service of process.

20.4         Each of the Seller and the Seller’s Guarantor irrevocably appoints Law Debenture Corporate Services Limited of the Fifth Floor, 100 Wood Street, London, EC2V 7EX, as its agent in England for service of process.

20.5         The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

20.6         Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this agreement or the transactions contemplated by it and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise).  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties have been induced to enter into this agreement by, amongst other things, the mutual waivers and certifications in this clause.

21.          LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English.  All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SIGNATORIES

Signed by	)
FOR WOODBRIDGE	)	/s/ Gregor Dalrymple
INTERNATIONAL HOLDINGS S.A.

Signed by	)
FOR THE WOODBRIDGE	)	/s/ Greg Dart
COMPANY LIMITED

Signed by	)
for INFORMATION HANDLING	)	/s/ Stephen Green
SERVICES INC

Signed by	)
for IHS INC.	)	/s/ Stephen Green